INDEPENDENT AUDITORS' CONSENT


We consent to the inclusion in this Registration Statement Star Multi Care Services, Inc. on Form S-4 of our report dated October 7, 1994 (relating to the financial statements of AMSERV HEALTHCARE INC., and subsidiaries not presented separately herein) and to the reference to us under the heading "Experts" in the Proxy, which is part of this Registration Statement.



/S/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Las Vegas, Nevada
July 23, 1997